Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

The following table shows the ratio of earnings to fixed charges for Park, which includes our subsidiaries, on a consolidated basis:

	Three Months
	Ended	Year Ended December 31,
	March 31, 2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges (1):

Excluding Interest on Deposits	4.75	4.29	4.20	1.77	2.12	4.36

Including Interest on Deposits	2.89	2.38	2.02	1.26	1.31	2.09

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$29,273,000	$99,531,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000
Fixed Charges:
Interest on deposits	7,725,000	41,965,000	64,620,000	89,892,000	121,021,000	82,272,000
Borrowings and long-term debt	7,624,000	29,508,000	29,579,000	45,574,000	46,126,000	39,043,000
Rent expense interest factor (1/3)	173,119	721,687	794,866	801,147	731,723	530,030
Total fixed charges:
Including interest on deposits	$15,522,119	$72,194,687	$94,993,866	$136,267,147	$167,878,723	$121,845,030
Excluding interest on deposits	$7,797,119	$30,229,687	$30,373,866	$46,375,147	$46,857,723	$39,573,030

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

The following table shows the ratio of earnings to fixed charges and preferred dividends for Park, which includes our subsidiaries, on a consolidated basis:

	Three Months
	Ended	Year Ended December 31,
	March 31, 2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges and preferred dividends (1):

Excluding Interest on Deposits	3.96	3.58	3.52	1.77	2.12	4.36

Including Interest on Deposits	2.66	2.24	1.94	1.26	1.31	2.09

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, preferred dividends and accretion, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$29,273,000	$99,531,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000
Fixed Charges:
Interest on deposits	7,725,000	41,965,000	64,620,000	89,892,000	121,021,000	82,272,000
Borrowings and long-term debt	7,624,000	29,508,000	29,579,000	45,574,000	46,126,000	39,043,000
Preferred dividends and accretion	2,091,429	8,295,714	8,231,429	202,857
Rent expense interest factor (1/3)	173,119	721,687	794,866	801,147	731,723	530,030
Total fixed charges:
Including interest on deposits	$17,613,547	$80,490,402	$103,225,295	$136,470,004	$167,878,723	$121,845,030
Excluding interest on deposits	$9,888,547	$38,525,402	$38,605,295	$46,578,004	$46,857,723	$39,573,030